Exhibit 16.1  Letter of Yoganandh & Ram, Chartered Accountants

Date March 27, 2013

Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 2-549-7561

Ladies and Gentlemen:

We have read Item 4 of India Globalization Capital, Inc.’s Form 8-K dated March 27, 2013 and have the following comments:

1.           We agree with the statements in paragraphs two to five. (Both included)
2.           We have no basis on which to agree or disagree with the statements made in paragraphs one, six, and seven.

We hereby consent to the filing of this letter as an exhibit to the foregoing report on Form 8-K.

Yoganandh & Ram